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                                                                   EXHIBIT 11.1



                         MAXIM INTEGRATED PRODUCTS, INC.
                    EXHIBIT 11.1 - COMPUTATION OF INCOME PER
                       COMMON AND COMMON EQUIVALENT SHARE
                         Three Years Ended June 30, 1997
                  (amounts in thousands, except per share data)



                                                 1995        1996        1997
                                            ---------   ---------   ---------


Weighted average shares outstanding            57,852      60,102      62,715

Add weighted average shares from
   assumed exercise of options when
   treasury shares are reacquired
   at average stock market price               13,148      16,720      15,602

Less weighted average shares assumed
   repurchased from tax benefit from
   the assumed exercise of
   non-qualified stock                         (4,498)     (5,895)     (5,440)
                                            ---------   ---------   ---------

Weighted average shares outstanding
   applicable to computation of
   income per share                            66,502      70,927      72,877
                                            =========   =========   =========

Net income applicable to computation of
   income per share                         $  38,906   $ 123,345   $ 136,974
                                            =========   =========   =========

Income per share                            $    0.59   $    1.74    $   1.88
                                            =========   =========   =========

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